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                                                                       EXHIBIT 8

                [FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]




                               February 29, 1996



Coeur d'Alene Mines Corporation
400 Coeur d'Alene Mines Building
505 Front Avenue
Coeur d'Alene, Idaho 83814


Re: Tax Opinion Regarding Purchase, Ownership and Disposition of Shares of Mandatory Adjustable Redeemable Convertible Securities


Gentlemen:

         We have acted as counsel to Coeur d'Alene Mines Corporation, an Idaho corporation (the "Company"), in connection with the proposed sale by the Company of Mandatory Adjustable Redeemable Convertible Securities of the Company (the "MARCS"), as described in its Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on February 29, 1996. You have requested our opinion as to the material federal income tax consequences under existing law of the purchase, ownership and disposition of the shares of MARCS.

         In connection with this opinion, we have examined the Registration Statement, the exhibits thereto and originals, or copies certified or otherwise identified to our satisfaction, of such corporate and other records, certificates, documents and other papers and have made such investigations of matters of fact and law as we deemed necessary for the purpose of this opinion. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

         Our opinion is limited to a summary of the material federal income tax consequences to investors who are citizens or residents of the United States or that are U.S. corporations and who will purchase and hold shares of MARCS, or the common stock, par value $1.00 per share, of the Company (the "Common Stock") received upon conversion or redemption of MARCS, as "capital assets" within the meaning of Section 1221 of the Internal Revenue

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[FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]

Code of 1986, as amended (the "Code"). We express no opinion as to (i) the estate, gift and inheritance taxes to investors, (ii) the state, local and foreign tax consequences to investors, or (iii) the tax consequences of the purchase, ownership or disposition of (a) shares of MARCS by special classes of investors, such as United States Aliens, tax-exempt organizations, insurance companies, banks, or dealers in securities, (b) shares of MARCS by any investor who acquires or disposes of the shares stripped of the right to receive dividends, or (c) the right to receive dividends on shares of MARCS by any investor who does not own the underlying shares of MARCS. For purposes of this opinion, "United States Alien" means any person, who for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a a nonresident alien fiduciary of a foreign estate or trust.

         In rendering our opinion below, we have considered the applicable provisions of the Code, regulations promulgated thereunder (both final and proposed; "Treasury Regulations"), pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities (collectively, "Tax Laws") as we have considered relevant, which Tax Laws could change or be changed at any time. Any such change could be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts, representations and assumptions described in the Registration Statement and below, upon which this opinion is based, could modify the conclusions set forth herein.

         Our opinion is based on the following assumptions, which the Company has represented to us to be accurate: (i) the initial public offering price of a share of MARCS will be approximately equal to the price of one (1) share of Common Stock on the date the shares of MARCS are issued; (ii) the annual dividend rate per share of MARCS will not exceed the amount set forth in the Registration Statement; (iii) the Call Price (as defined in the Prospectus constituting part of the Registration Statement (the "Prospectus)) will not exceed the initial public offering price per share of MARCS plus an amount equal to all accrued and unpaid dividends thereon; and (iv) the Optional Conversion Rate (as defined in the Prospectus) will not exceed one share of Common Stock per share of MARCS.

         We opine only as to the matters we expressly set forth herein, and no other opinions or conclusions should be inferred as to any other matters or as to the tax treatment of the purchase, sale or disposition of MARCS that we do not specifically address herein.

         Based upon and subject to the foregoing, it is our opinion that:

         1. Dividends paid on shares of MARCS will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits. Dividends received by corporations out of such earnings and profits will generally qualify for the seventy percent (70%) dividends-received deduction, so long as the holder has held its shares of MARCS





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[FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]

for a sufficient time (generally more than forty-five (45) days) and certain other requirements under the Code are met. Where the dividends-received deduction is available, a portion of the amount deducted may have to be included by a corporation in computing its possible liability for alternative minimum tax.

         2. Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059 of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend (generally, the portion claimed as a dividends-received deduction). Quarterly dividends not in arrears paid to an original holder of shares of MARCS generally will not constitute extraordinary dividends under Section 1059(c) of the Code. Under a special rule in Section 1059(f) of the Code, any dividend with respect to "disqualified preferred stock" is treated as an extraordinary dividend; however, while the issue is not free from doubt due to the lack of authority directly on point, the shares of MARCS should not constitute "disqualified preferred stock."

         3. In general, no gain or loss will be recognized by a holder on the optional or mandatory conversion or optional redemption of shares of MARCS into shares of Common Stock if no cash is received. Gain or dividend income may be recognized, however, to the extent cash is received in payment of dividends in arrears. In addition, gain or loss may be recognized upon the receipt by a holder of cash in lieu of a fractional share of Common Stock.

         4. The tax basis of the shares of Common Stock received upon conversion of MARCS will generally be equal to the tax basis of the shares of MARCS converted (adjusted to reflect any income or gain recognized on the conversion). The holding period of the shares of such Common Stock will generally include the holding period of the shares of MARCS converted.

         5. Under certain circumstances, Section 305 of the Code requires that any excess of the redemption price of MARCS over its issue price is includable in income, prior to receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of shares of MARCS should not be required to include any call or conversion premium in income as a redemption premium under Section 305 of the Code.

         6. Certain adjustments (or failures to make adjustments) to the conversion rate, based on the Company's issuance of certain rights, warrants, evidences of its indebtedness, securities, or other assets to holders of its Common Stock, which have the effect of increasing the proportionate interest of a holder of shares of MARCS in the Company's assets or earnings and profits, may result in constructive distributions taxable as dividends to such holder, which may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.





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[FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]

         7. Certain noncorporate holders may be subject to backup withholding at a rate of thirty-one percent (31%) on dividends and certain consideration received upon the call or conversion of shares of MARCS. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the Service that the taxpayer has failed to report payments of interest and dividends properly.

         We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Federal Income Tax Considerations" and "Legal Opinions" in the Prospectus.

                             Very truly yours,




                             FREEDMAN, LEVY, KROLL & SIMONDS





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